Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tellabs, Inc. of (a) our report dated January 21, 2003 with respect to the consolidated financial statements of Tellabs, Inc. included in its Annual Report on Form 10-K for the year ended December 27, 2002, and (b) our report dated May 14, 2003 with respect to the financial statements of Tellabs Operations, Inc., a wholly owned subsidiary of Tellabs, Inc., Profit Sharing and Savings Plan included in its Annual Report on Form 11-K for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Chicago, Illinois
July 25, 2003